Exhibit 99.1

Digital Brands Group Announces Closing Of Convertible Note Financing

AUSTIN, Texas, Oct. 5, 2021 /PRNewswire/ -- Digital Brands Group, Inc. ("DBG" or the "Company") (NASDAQ: DBGI), a digitally first portfolio company, today announced that is has raised gross proceeds of $1,500,000 through the issuance of a senior secured convertible promissory note (the "Note") to FirstFire Global Opportunities Fund, LLC, a Delaware limited liability company ("FirstFire").

The Note, in the principal amount of $1,575,000, bears interest at 6% per annum and is due and payable 18 months from the date of issuance, unless sooner converted. The Note is convertible at the option of FirstFire into shares of the Company's Common Stock at a conversion price (the "Conversion Price") which is the lesser of (i) 130% of the closing price on the last trading day prior to the issue date, and (ii) 90% of the average of the two lowest VWAPs during the five consecutive trading day period preceding the delivery of the notice of conversion. FirstFire is not permitted to submit conversion notices in any thirty day period having conversion amounts equaling, in the aggregate, in excess of $500,000. If the Conversion Price set forth in any conversion notice is less than $3.00 per share, the Company, at its sole option, may elect to pay the applicable conversion amount in cash rather than issue shares of its Common Stock.

The offer and sale of the securities by the Company in the above transaction has not been registered under the Securities Act of 1933, as amended (the "Securities Act"), and has not been registered or qualified under any state securities laws, and therefore may not be offered or sold absent registration under the Securities Act or an applicable exemption from such registration requirements, and registration or qualification and under applicable state securities or "Blue Sky" laws or an applicable exemption from such registration or qualification requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state.

About Digital Brands Group

We offer a wide variety of apparel through numerous brands on a both direct-to-consumer and wholesale basis. We have created a business model derived from our founding as a digitally native-first vertical brand. Digital native first brands are brands founded as e-commerce driven businesses, where online sales constitute a meaningful percentage of net sales, although they often subsequently also expand into wholesale or direct retail channels., Unlike typical e-commerce brands, as a digitally native vertical brand we control our own distribution, sourcing products directly from our third-party manufacturers and selling directly to the end consumer. We focus on owning the customer's "closet share" by leveraging their data and purchase history to create personalized targeted content and looks for that specific customer cohort. We have strategically expanded into an omnichannel brand offering these styles and content not only on-line but at selected wholesale and retail storefronts. We believe this approach allows us opportunities to successfully drive Lifetime Value ("LTV") while increasing new customer growth.

Digital Brands Group, Inc. Company Contact

Hil Davis, CEO

Email: invest@digitalbrandsgroup.co

Phone: (800) 593-1047